Exhibit 99.1

SKILLED HEALTHCARE GROUP REPORTS FULL YEAR 2010 ADJUSTED EPS OF $1.04

FOOTHILL RANCH, Calif. — February 14, 2011—Skilled Healthcare Group, Inc. (NYSE: SKH) today announced its consolidated financial operating results for the three- and twelve-month periods ended December 31, 2010. Consolidated revenue and adjusted earnings per diluted share excluding non-recurring items exhibited double-digit growth in the fourth quarter of 2010 when compared to the same period of 2009.

“We are very pleased with our fourth quarter and 2010 operating results which I believe reflect the outstanding effort by our clinical and support teams in managing through the extraordinary changes in the Medicare program during the period. I also continue to be impressed with the talent and passion of the individuals at our new hospice and home health agencies,” noted Boyd Hendrickson, Chairman and Chief Executive Officer of Skilled Healthcare Group, Inc., “Consolidated revenue and adjusted earnings per share increased year-over-year in conjunction with the geographic expansion and revenue diversification from our hospice and home health care businesses, along with an increase in long-term care reimbursement rates. These positive developments were offset to some degree by the elimination of concurrent therapy treatments in our therapy business as well as other impacts from the new MDS 3.0 and RUGS IV system. We continue to review and institute mitigation strategies to help reduce the impact of these program changes on our rehabilitation service revenue and margins.”

Mr. Hendrickson continued, “We benefitted from effective cash collection efforts in 2010. We were able to reduce our balance sheet leverage in the fourth quarter of 2010, compared to the third quarter of 2010. At year-end, our cash flow from operations was $88.8 million, excluding approximately $53.5 million in litigation settlement costs, as compared to cash flow from operations of $74.9 million in 2009. In addition, we continue to invest significantly in our facilities, 77 percent of which we own. In 2011, we look forward to opportunities to further deleverage our balance sheet and make strategic investments.”

Discussion of Results

Consolidated revenue for the quarter ended December 31, 2010 was $220.7 million, an increase of 17.2 percent when compared to consolidated revenue of $188.4 million in the fourth quarter of 2009. Quality mix1 in the fourth quarter of 2010 increased 200 basis points to 69.1 percent, compared to 67.1 percent in the prior year period.

For the twelve-month period ended December 31, 2010, consolidated revenue was $820.2 million, up 8.5 percent, compared to consolidated revenue of $756.1 million in the prior year period. Quality mix in 2010 was 68.3 percent, up 20 basis points, compared to 68.1 percent in the prior year.

Adjusted EBITDA2 was $34.3 million, or 15.5 percent of consolidated revenue, for the quarter ended December 31, 2010, an increase of 26.5 percent compared to $27.1 million, or 14.3 percent of revenue, in the same period a year ago. Adjusted EBITDAR3 was $39.1 million, or 17.7 percent of consolidated revenue, for the quarter ended December 31, 2010, up 23.5 percent compared to $31.7 million, or 16.8 percent of consolidated revenue, for the quarter ended December 31, 2009.

For the twelve months ended December 31, 2010, Adjusted EBITDA was $121.5 million, a 9.6 percent increase, compared to $110.9 million for the twelve-month period ended December 31, 2009. Adjusted EBITDAR was $140.6 million for the twelve-month period ended December 31, 2010, an 8.9 percent increase, compared to $129.0 million for the prior year period.

Adjusted net income4, which excludes the non-recurring items described in the Adjusted Net Income Reconciliation Table below, for the quarter ended December 31, 2010 totaled $11.5 million, up 23.9 percent compared to the adjusted net income for the fourth quarter of 2009. GAAP net income for the three-months ended December 31, 2010, including the non-recurring items, was $10.8 million, or $0.29 per diluted share, compared to GAAP net losses of $161.3 million, or $4.37 per diluted share, in the same period of 2009.

Adjusted earnings per diluted share excluding the non-recurring items as described above were $0.31 for the quarter ended December 31, 2010, up 24 percent, compared to $0.25 for the same period in 2009.

For the twelve months ended December 31, 2010, adjusted net income totaled $38.6 million, compared to the adjusted net income of $37.4 million for the same period a year ago. GAAP net losses for the twelve months ended December 31, 2010, including the non-recurring items totaled $1.0 million, compared to GAAP net losses of $133.2 million in the prior year period.

Adjusted earnings per diltued share, excluding the non-recurring items described in the Adjusted Net Income Reconciliation Table below, for the twelve months ended December 31, 2010, were $1.04 per share, compared to $1.01 in diluted earnings per share for the same period in 2009. GAAP losses per diluted share for the twelve months ended December 31, 2010, including the aforementioned non-recurring items, were $0.03 compared to $3.61 for December 31, 2009.

Long-Term Care Services Segment Results

Revenue for our long-term care services segment in the quarter ended December 31, 2010, was $182.6 million, an increase of $15.1 million, or 9.0 percent, compared to the same period a year ago. Revenue for this segment represented approximately 83 percent of consolidated revenue in the fourth quarter of 2010, compared to approximately 89 percent in the fourth quarter of 2009.

For the twelve-month period ended December 31, 2010, total revenue for our long-term care services segment was $694.4 million, an increase of $27.6 million, or 4.1 percent, compared to 2009. Revenue for this segment represented approximately 85 percent of consolidated revenue in 2010, compared to approximately 88 percent in 2009.

Therapy Services Segment Results

Revenue for Hallmark Rehabilitation, which is our integrated and third-party rehabilitation therapy services segment, was $19.5 million for the quarter ended December 31, 2010, an increase of $1.9 million compared to the same period a year ago. Third-party rehabilitation therapy accounted for approximately nine percent of our consolidated revenue in the fourth quarters of 2010 and 2009. For the twelve-month period ended December 31, 2010, revenue for our rehabilitation therapy services segment was $74.1 million, a decrease of 0.8 percent compared to the same period a year ago. Third-party rehabilitation therapy accounted for approximately nine percent of our consolidated revenue in 2010, compared to approximately 10 percent in the prior year.

Hospice and Home Health Care Services Segment Results

Revenue for Signature Hospice and Home Health Care, which is our hospice and home health care services segment, was $18.7 million in the fourth quarter of 2010, compared to $3.4 million in the fourth quarter of 2009. Signature’s revenue represented approximately eight percent of our consolidated revenue in the fourth quarter of 2010, compared to two percent in the fourth quarter of 2009. The acquisition of nine hospice and home care companies in May 2010 was primarily responsible for the year-over-year increase in revenue. For the twelve-month period ended December 31, 2010, Signature’s revenue was $51.7 million, compared to $14.5 million in the same period a year ago due to the addition of the acquired hospice and home care companies in May 2010. For the full year of 2010, Signature represented approximately six percent of our consolidated revenue, compared to approximately two percent in 2009.

2011 Guidance

Skilled Healthcare Group, Inc. is reiterating its previously announced earnings guidance for 2011 and expects full year consolidated revenue to be between $880 million and $900 million, EBITDAR5 to be in the range of $156.2 million to $163.5 million, EBITDA5 to be in the range of $137.2 million to $144.5 million and net income per common share to be between $1.22 and $1.32. This guidance assumes the following:

•

No change in fiscal 2012 Medicaid rates. Fiscal 2011 rates include a net increase of two percent in California which was effective August 2010 and a decrease of one percent in Texas effective February 2011.

•	2011 capital expenditures of approximately $20 million.
•	Average interest rate on outstanding debt of approximately eight percent.
•	An effective tax rate of 39 percent.
•	No additional acquisitions, developments or divestitures.

Conference Call

A conference call and webcast will be held tomorrow, Tuesday, February 15, at 9:00 a.m. Pacific Time (12:00 p.m. Eastern Time) to discuss Skilled Healthcare Group’s consolidated financial results for the fourth quarter and full year 2010 and its outlook for the future.

To participate in the call, interested parties may dial (800) 847-9525 within the U.S. and (706) 679-8970 internationally and reference passcode 41551369. Alternatively, interested parties may access the call in listen-only mode via Skilled Healthcare Group’s Web site—www.skilledhealthcaregroup.com. A replay of the conference call will be available after 12:00 p.m. Pacific Time on February 15, 2011 via Skilled Healthcare Group’s Web site or by dialing

(800) 642-1687 within the U.S. and (706) 645-9291 internationally and referencing passcode 41551369. The replay will be available through February 22, 2011.

About Skilled Healthcare Group, Inc.

Skilled Healthcare Group, Inc., based in Foothill Ranch, California, is a holding company with subsidiary healthcare services companies, which in the aggregate had trailing twelve month revenue of approximately $820 million and approximately 14,600 employees as of December 31, 2010. Skilled Healthcare Group and its wholly-owned companies, collectively referred to as the “Company”, operate long-term care facilities and provide a wide range of post-acute care services, with a strategic emphasis on sub-acute specialty health care. The Company operates long-term care facilities in California, Iowa, Kansas, Missouri, Nevada, New Mexico and Texas, including 78 skilled nursing facilities that offer sub-acute care and rehabilitative and specialty health skilled nursing care, and 22 assisted living facilities that provide room and board and social services. In addition, the Company provides physical, occupational and speech therapy in Company-operated facilities and unaffiliated facilities. Furthermore, the Company provides hospice and home health care in Arizona, California, Idaho, Nevada, Montana and New Mexico. References made in this release to “Skilled Healthcare”, “the Company”, “we”, “us” and “our” refer to Skilled Healthcare Group, Inc. and each of its wholly-owned companies. More information about Skilled Healthcare is available at its Web site — www.skilledhealthcaregroup.com.

Footnotes

(1)	Quality mix represents non-Medicaid revenue as a percentage of total revenue.
(2)	Adjusted earnings before interest, taxes, depreciation and amortization, or Adjusted EBITDA, reflects the non-GAAP adjustments to net income that are reflected in the reconciliation tables of this press release.
(3)	Adjusted EBITDAR is Adjusted EBITDA excluding facility rent expense as reflected in the reconciliation tables of this press release.
(4)	Adjusted net income reflects the non-GAAP adjustments to net income that are reflected in the reconciliation table of this press release.
(5)	EBITDA is net income before depreciation, amortization and interest expense (net of interest income) and the provision for (benefit from) income taxes. EBITDAR is EBITDA excluding the facility rent expense.

Forward-Looking Statements

This release includes “forward-looking statements”. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative or other variations thereof or comparable terminology. In particular, they include the guidance for 2011 full year consolidated revenue, EBITDAR, EBITDA and net income per common share, excluding certain non-recurring charges, and the statements made by Mr. Hendrickson regarding future financial and operating performance and related potential opportunities. These forward-looking statements are based on current expectations and projections about future events, including the assumptions stated in this release.

Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance of Skilled Healthcare may differ materially from that expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the factors described in Skilled Healthcare’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission (including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein) and in our subsequent reports on Form 10-Q and Form 8-K.

Any forward-looking statements are made only as of the date of this release. Skilled Healthcare disclaims any obligation to update the forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements.

Skilled Healthcare Group, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
	(Unaudited)		(Audited)
Revenue	$220,749	$188,390	$820,238	$756,065
Expenses:
Cost of services (exclusive of rent cost of revenue and depreciation and amortization shown below)	175,224	151,718	657,515	604,913
Rent cost of revenue	4,829	4,569	19,038	18,137
General and administrative	7,037	5,684	25,516	25,090
Litigation settlement costs	—	—	53,505	—
Depreciation and amortization	6,806	5,950	25,047	23,308
Goodwill impairment charge	—	170,600	—	170,600

	193,896	338,521	780,621	842,048

Other income (expenses):
Interest expense	(10,487)	(8,265)	(37,021)	(33,013)
Interest income	263	250	947	1,146
Equity in earnings of joint venture	345	521	2,566	2,751
Other income (expense)	1,744	151	2,332	150
Debt retirement costs	—	—	(7,010)	—

Total other expenses, net	(8,135)	(7,343)	(38,186)	(28,966)

	18,718	(157,474)	1,431	(114,949)
Income (loss) from continuing operations before provision for income taxes
Provision for income taxes	7,878	3,841	2,472	17,842
Income (loss) from continuing operations	10,840	(161,315)	(1,041)	(132,791)
Loss from discontinued operations, net of tax	—	—	—	(390)

Net income (loss)	$10,840	$(161,315)	$(1,041)	$(133,181)
Earnings (loss) per share, basic:
Earnings (loss) per common share from continuing operations	$0.29	$(4.37)	$(0.03)	$(3.60)
Loss per common share from discontinued operations	—	—	—	(0.01)

Earnings (loss) per share	$0.29	$(4.37)	$(0.03)	$(3.61)

Earnings (loss) per share, diluted:
Earnings (loss) per common share from continuing operations	$0.29	$(4.37)	$(0.03)	$(3.60)
Loss per common share from discontinued operations	—	—	—	(0.01)

Earnings (loss) per share	$0.29	$(4.37)	$(0.03)	$(3.61)

Weighted-average common shares outstanding, basic	37,010	36,943	36,988	36,914

Weighted-average common shares outstanding, diluted	37,150	36,943	36,988	36,914

Skilled Healthcare Group, Inc.

Condensed Consolidated Balance Sheet and Cash Flow Data

(In thousands)

(Audited)

	December 31, 2010	December 31, 2009
Balance Sheet Data:
ASSETS
Cash and cash equivalents	$4,192	$3,528
Other current assets	144,633	128,075
Property and equipment, net	387,322	373,211
Other assets	401,583	351,428

Total assets	$937,730	$856,242

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities less current portion of long-term debt and capital leases	$90,298	$79,108
Current portion of long-term debt and capital leases	5,742	7,823
Other long-term liabilities	49,889	43,033
Long-term debt and capital leases, less current portion	514,221	450,856
Stockholders’ equity	277,580	275,422

Total liabilities and stockholders’ equity	$937,730	$856,242

	Twelve Months Ended December 31,
	2010	2009
Cash Flows from Continuing Operations
Net cash provided by operating activities	$35,298	$74,897
Net cash used in investing activities	(76,405)	(46,168)
Net cash provided by (used in) financing activities	41,771	(27,638)
Cash flows from discontinued operations	—	390

Increase in cash and equivalents	664	1,481
Cash and cash equivalents at beginning of period	3,528	2,047

Cash and cash equivalents at end of period	$4,192	$3,528

Skilled Healthcare Group, Inc.

Consolidated Key Performance Indicators

(Unaudited)

The following table summarizes our key performance indicators, along with other statistics, for each of the dates or periods indicated:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Occupancy statistics (skilled nursing facilities):
Available beds in service at end of period	9,156	9,280	9,156	9,280
Available patient days	862,776	846,330	3,391,343	3,324,757
Actual patient days	710,668	703,089	2,819,609	2,784,033
Occupancy percentage	82.4%	83.1%	83.1%	83.7%
Skilled mix	22.5%	22.1%	22.7%	23.1%
Percentage of Medicare days in the upper nine RUG categories (A)	3.7%	42.6%	34.6%	41.7%
Rehab RUG days as % of Total RUG days (B)	93.4%	93.7%	94.2%	93.9%
Average daily number of patients	7,725	7,642	7,725	7,628
Hospice average daily census	992	235	955	294
Home health episodic-based admissions	956	—	2,472	—
Home health episodic-based recertifications	169	—	453	—
EBITDA (in thousands)	$35,748	$(143,509)	$62,552	$(60,164)
Adjusted EBITDA (in thousands)	$34,267	$27,091	$121,524	$110,887
Adjusted EBITDA margin	15.5%	14.3%	14.8%	14.6%
Adjusted EBITDAR (in thousands)	$39,096	$31,660	$140,562	$129,024
Adjusted EBITDAR margin	17.7%	16.8%	17.1%	17.0%
Revenue per patient day (skilled nursing facilities prior to intercompany eliminations)
LTC only Medicare (Part A)	$573	$496	$515	$499
Medicare blended rate (Part A & B)	$635	$557	$578	$557
Managed care	387	368	379	369
Medicaid	156	149	151	146
Private and other	169	166	169	162
Weighted-average	$247	$229	$237	$231
Revenue from (total company):
Medicare	38.8%	33.4%	37.1%	35.0%
Managed care, private pay, and other	30.3	33.7	31.2	33.1

Quality mix	69.1	67.1	68.3	68.1
Medicaid	30.9	32.9	31.7	31.9

Total	100.0%	100.0%	100.0%	100.0%

Skilled Healthcare Group, Inc.

Facility Ownership

	As of December 31,
	2010	2009
Facilities:
Skilled nursing facilities (at end of period):
Owned	57	54
Leased	21	24

Total skilled nursing facilities	78	78

Total licensed beds	9,566	9,704
Assisted living facilities (at end of period):
Owned	20	20
Leased	2	2

Total assisted living facilities	22	22

Total licensed beds	1,264	1,250
Total facilities (at end of period)	100	100
Percentage owned facilities (at end of period)	77.0%	74.0%

Skilled Healthcare Group, Inc.

Adjusted Net Income Reconciliation

(in thousands, except per share data)

(unaudited)

	Three Months Ended December 31, 2010	Three Months Ended December 31, 2009	Twelve Months Ended December 31, 2010	Twelve Months Ended December 31, 2009
Income from continuing operations before provision for income taxes	$18,718	$(157,474)	$1,431	$(114,949)
Gain on sale of assets	(1,781)	—	(2,243)	—
Debt retirement costs	—	—	7,010	—
Acquisition costs	300	—	700	—
Litigation settlement costs	—	—	53,505	—
Goodwill impairment charge	—	170,600	—	170,600

Adjusted income from continuing operations before provision for income taxes	17,237	13,126	60,403	55,651
Provision for income taxes	5,730	3,841	21,822	17,842

Adjusted income from continuing operations	11,507	9,285	38,581	37,809
Loss from discontinued operations, net of tax	—	—	—	(390)

Adjusted net income	$11,507	$9,285	$38,581	$37,419

Weighted-average common shares outstanding, basic	37,010	36,943	36,988	36,914
Weighted-average common shares outstanding, diluted	37,150	36,969	37,160	36,959
Adjusted net income per share, diluted	$0.31	$0.25	$1.04	$1.01
Effective tax rate	33.2%	29.3%	36.1%	32.1%

Skilled Healthcare Group, Inc.

Reconciliation of Net Income to EBITDA, Adjusted EBITDA and Adjusted EBITDAR

(In thousands, unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Net income (loss)	$10,840	$(161,315)	$(1,041)	$(133,181)
Interest expense, net of interest income	10,224	8,015	36,074	31,867
Provision for income taxes	7,878	3,841	2,472	17,842
Depreciation and amortization expense	6,806	5,950	25,047	23,308

EBITDA	35,748	(143,509)	62,552	(60,164)
(Gain) Loss on disposal of asset	(1,781)	—	(2,243)	61
Discontinued operations	—	—	—	390
Debt retirement costs	—	—	7,010	—
Litigation settlement costs	—	—	53,505	—
Acquisition costs	300	—	700	—
Goodwill impairment charge	—	170,600	—	170,600

Adjusted EBITDA	34,267	27,091	121,524	110,887
Rent cost of revenue	4,829	4,569	19,038	18,137

Adjusted EBITDAR	$39,096	$31,660	$140,562	$129,024

Skilled Healthcare Group, Inc.

Reconciliation of Forecasted Net Income to Forecasted EBITDA and Forecasted EBITDAR

Year Ending December 31, 2011

(in millions, except per share data)

	Outlook
	Low	High
Net income guidance	$45.3	$49.0
Interest expense, net of interest income and other	37.2	38.2
Provision for income taxes	29.2	31.1
Depreciation and amortization expense	25.5	26.2

EBITDA guidance	137.2	144.5
Rent cost of revenue	19.0	19.0

EBITDAR guidance	$156.2	$163.5

Diluted earnings per share (assumes 37.2 million shares outstanding)	$1.22	$1.32

Footnotes

A.	The percentage of Medicare days in the upper nine RUG categories measures the percentage of our Medicare days that were generated by patients for whom we are reimbursed under one of the nine highest paying Medicare resource utilization group, or RUG, categories.
B.	Rehab RUG days as % of Total RUG days measures the percentage of our Medicare days that were generated by patients for whom we are reimbursed under one of the rehabilitation Medicare resource utilization group, or RUG, categories.

We believe that the presentation of EBITDA, Adjusted EBITDA and Adjusted EBITDAR provide useful information to investors regarding our operational performance because they enhance an investor’s overall understanding of the financial performance and prospects for the future of our core business activities. Specifically, we believe that a report of EBITDA, Adjusted EBITDA and Adjusted EBITDAR provide consistency in our financial reporting and provides a basis for the comparison of results of core business operations between our current, past and future periods. EBITDA, Adjusted EBITDA and Adjusted EBITDAR are primary indicators management uses for planning and forecasting in future periods, including trending and analyzing the core operating performance of our business from period-to-period without the effect of U.S. generally accepted accounting principles, or GAAP, expenses, revenues and gains (losses) that are unrelated to the day-to-day performance of our business. We also use EBITDA, Adjusted EBITDA and Adjusted EBITDAR to benchmark the performance of our business against expected results, to analyze year-over-year trends, as described below, and to compare our operating performance to that of our competitors.

Management uses EBITDA, Adjusted EBITDA and Adjusted EBITDAR to assess the performance of our core business operations, to prepare operating budgets and to measure our performance against those budgets on an administrative services segment and a facility by facility level. We typically use Adjusted EBITDA and Adjusted EBITDAR for these purposes, on a consolidated basis (because the adjustments to EBITDA are not generally allocable to any individual business unit), and we typically use EBITDA and EBITDAR to compare the operating performance of each skilled nursing and assisted living facility, as well as to assess the performance of our reporting segments: long term care services, which includes the operation of our skilled nursing and assisted living operating companies; and ancillary services, which includes our rehabilitation therapy and hospice operating companies. EBITDA, Adjusted EBITDA and Adjusted EBITDAR are useful in this regard because they do not include such costs as interest expense, income taxes, depreciation and amortization expense, rent cost of revenue and special charges, which may vary from business unit to business unit and period to period depending upon various factors, including the method used to finance the business, the amount of debt that we have determined to incur, whether a facility is owned or leased, the date of acquisition of a facility or business, the original purchase price of a facility or business unit or the tax law of the state in which a business unit operates. These types of charges are dependent on factors unrelated to the underlying business unit performance. As a result, we believe that the use of EBITDA and Adjusted EBITDA provide a meaningful and consistent comparison of our underlying businesses between periods by eliminating certain items required by GAAP which have little or no significance in the day-to-day operations. Additionally, because Adjusted EBITDAR excludes rent cost of revenue, it is useful in comparing leased facilities to owned facilities.

We also make capital allocations to each of our companies based on expected EBITDA returns and establish compensation programs and bonuses for the facility level employees that are based in part upon the achievement of pre-established EBITDA and Adjusted EBITDA targets.

Investor Contact:

Skilled Healthcare Group, Inc.

Dev Ghose or Shelly Hubbard

(949) 282-5800